UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2008

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1676 International Drive
McLean, VA 22102
(Address of principal executive offices)
Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     Effective as of June 2, 2008, Eileen A. Kamerick resigned as Chief Financial Officer of BearingPoint, Inc. (the “Company”).  Based on her discussions with the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors (the “Board”), Ms. Kamerick’s decision was not based on any disagreement with the Company’s accounting principles or practices, financial statement disclosures or otherwise.
     Eddie R. Munson, a director of the Board and a former member of the Audit Committee, has agreed to serve as the Company’s Chief Financial Officer effective as of June 4, 2008 on an interim basis. Judy A. Ethell, who was the Company’s Chief Financial Officer until May 13, 2008, continues as an employee of the Company until July 31, 2008, and has also indicated her willingness to consider remaining available on a contract basis after such date, as needed, to continue the transition to the Company’s new chief financial officer.
     Mr. Munson, age 57, has been a member of the Company’s Board of Directors since October 2007, and a member of the Audit Committee from October 2007 through June 2008. Mr. Munson resigned as a member of the Audit Committee effective as of his appointment as the Company’s Chief Financial Officer. Mr. Munson is a retired partner with KPMG LLP and has more than 30 years of auditing experience focusing on the financial services, government and automotive industries. From 1996 to 2004, Mr. Munson was a member of KPMG’s board of directors, where he was a member of the pension committee and chair of the committees responsible for partner rights and board nominations. Most recently, Mr. Munson was the national partner in charge of KPMG’s University Relations and Campus Recruiting programs. Mr. Munson is a director of United American Healthcare Corporation.
     At this time, the terms of Mr. Munson’s employment arrangement with the Company have not been determined. After such terms are finalized, the Company will report such terms in a subsequent Current Report on Form 8-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2008	BearingPoint, Inc.
	By:	/s/ F. Edwin Harbach
F. Edwin Harbach
Chief Executive Officer